EXHIBIT 10.1

                             KEATING SECURITIES, LLC
                          5251 DTC PARKWAY, SUITE 1090
                     GREENWOOD VILLAGE, COLORADO 80111-2739
                                 (720) 889-0131
                               (720) 889-0135 FAX

November 22, 2005

Mr. Kevin Keating, President
Century Pacific Financial Corporation
936A Beachland Boulevard, Suite 13
Vero Beach, Florida, 32963

Re:  Financial Advisory Agreement

Dear Mr. Keating:

This letter will confirm our agreement ("Agreement") that Keating Securities, LLC ("Keating") is authorized to represent Century Pacific Financial Corporation and its affiliates, subsidiaries and related entities (collectively, the "Company") and to assist the Company as its financial advisor on the terms and conditions set forth herein. This Agreement shall become effective upon the execution hereof by both Keating and the Company.

1. PERFORMANCE OF SERVICES. In its capacity as financial advisor, Keating will assist the Company by undertaking the following activities, to the extent that such activities are required or requested by the Company. The services being provided by Keating hereunder are being rendered solely to the Board of Directors of the Company (the "Board"). These services are not being rendered by Keating as an agent or as a fiduciary of the shareholders of the Company, and Keating shall not have any obligation or liability with respect to its services hereunder to such shareholders or any other person, firm or corporation absent fraud or willful misconduct by Keating.

         Keating shall act as the Company's exclusive advisor concerning matters pertaining to the Company's efforts to acquire Bella Rose, LLC ("Bella") and Versatile Entertainment, Inc. ("Versatile") in a reverse merger or similar transaction ("Reverse Merger"). Keating will assist the Company in: (i) the corporate, business and financial due diligence evaluation of Bella and Versatile; (ii) the capital and transaction structuring; (iii) development of capital markets strategy; (iv) valuation analysis; (v) company, market and industry research; (vi) analysis of various exchange listing requirements; and (vii) transaction negotiation and execution. The services set forth in this paragraph shall be referred to herein in as "Reverse Merger Services".

         The parties hereto acknowledge and agree that Keating is not rendering legal advice or performing accounting or auditing services as part of the services provided under this Agreement. Keating shall be free to provide services for other persons, which services shall not be deemed to be in conflict with the services to be performed by Keating under this Agreement.


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2.       TERM.  The term of this  Agreement  shall  commence on the date of this
         Agreement and continue until the earlier of the closing or the abandonment of the Reverse Merger (the "Term"). The Term hereof may be extended by the mutual written agreement of the parties hereto.
         Notwithstanding   anything  contained  herein  to  the  contrary,   the
         provisions  of Section 2 (Term),  Section 3  (Compensation),  Section 9
         (Indemnification),    Section   10   (Disclosure)    and   Section   11
         (Miscellaneous) shall survive the termination and expiration of this Agreement.

3. COMPENSATION. As compensation for the Reverse Merger Services rendered by Keating under this Agreement, upon closing of the Reverse Merger between the Company, Bella and Versatile, the Company shall pay Keating a fee of $350,000 at the closing of the Reverse Merger.

4. AFFILIATED COMPANIES. The Company acknowledges and agrees, and enters into this Agreement with the full knowledge that, Keating and its officers, directors and affiliates: (i) own, directly or indirectly, a majority interest in the Company as of the date of this Agreement; (ii) own, directly or indirectly, an interest in certain investment funds that have provided or may provide equity or debt financing to the Company for which Keating or one of its affiliates would be entitled to compensation hereunder with respect to financing raised from such funds during the Term hereof; and (iii) manage certain investment funds that have provided or may provide equity or debt financing to the Company for which Keating or one of its affiliates would be entitled to compensation hereunder with respect to financing raised from such funds during the Term hereof.

5. AVAILABILITY AND ACCURACY OF INFORMATION. The Company shall furnish Keating with all reasonable information and material requested or required by Keating involving the Company, Bella and Versatile including, without limitation, information concerning historical and projected financial results, public and regulatory filings, material contracts and commitments, proposed financings, acquisitions or other transactions, and possible and known litigation, environmental and other contingent liabilities of the Company, Bella and Versatile ("Information"). The Company also agrees to make available to Keating such representatives of the Company, Bella and Versatile, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Keating may reasonably request. The Company will promptly advise Keating of any material changes in the Company's, Bella's or Versatile's business or finances. The Company represents and warrants that the Information provided or made available to Keating by the Company, Bella and Versatile, at all times during the Term hereof, is and shall be complete and true in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements thereof not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Keating will have been prepared in good faith and will be based upon assumptions that, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder Keating will be using and relying on the Information, without independent investigation, appraisal or verification, and Keating assumes no responsibility for the accuracy or completeness of the Information.

6. INDEMNIFICATION. The Company agrees to indemnify and hold harmless Keating, its affiliates and their respective officers, directors, members, partners, employees, agents and affiliates and


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         control persons of any of the above (each an "Indemnified Person") from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses that are related to or arise out of
         (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company,
         (ii) any breach of any warranty, representation or agreement of Company contained in this Agreement, or (iii) actions taken or omitted to be taken by an Indemnified Person with the consent of or in conformity with the actions or omissions of the Company. The Company shall not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to the preceding sentence that are finally judicially determined to have resulted from Keating's or such other Indemnified
         Person's grossly negligent, reckless or wrongful conduct, and Keating agrees to indemnify and hold Company harmless from any claims, losses, liabilities or damages incurred by the Company arising out of Keating's grossly negligent, reckless or wrongful conduct as determined in a final judicial determination. The Company agrees to reimburse each Indemnified Person for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel for such Indemnified Person) of such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of an Indemnified Person under this Agreement. The indemnity agreements under this Section shall survive the completion of services rendered for Company by Keating and the termination or expiration of this Agreement.

7. DISCLOSURE AND CONFIDENTIALITY. Any financial or other advice, descriptive memoranda or other documentation rendered by Keating pursuant to this Agreement may not be disclosed publicly or to any third party without the prior written approval of Keating. All non-public information provided by the Company to Keating will be considered confidential information and shall be maintained as such by Keating, except as required by law or as required to enable Keating to perform its services pursuant to this Agreement, until the same becomes known to third parties or the public without release thereof by Keating. This provision is intended to insure, among other things, that the parties at all times comply with the provisions of SEC Regulation FD.

8.       MISCELLANEOUS.

         A. Before the Company releases any information referring to Keating's role as the Company's financial advisor under this Agreement or uses Keating's name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to Keating for comments, and shall not release any information relating thereto without the prior written consent of Keating. Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law.

         B. The Company agrees that, following the consummation of any transaction covered by this Agreement, Keating shall have the right to place advertisements in financial and other newspapers and journals at Keating's expense, describing its services to the Company hereunder, provided that Keating will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.


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         C.       The Company  represents  and warrants that this  Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of any transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates or conflicts with any law, regulation, contract or order binding the Company.

         D. The terms, provision and conditions of this Agreement are solely for the benefit of the Company and Keating and the other Indemnified Persons and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement. This Agreement may not be assigned by either party without prior written consent of the other party.

         E. This Agreement contains the entire understanding and agreement between the parties hereto with respect to Keating's engagement hereunder, and all prior writings and discussions are hereby merged into this Agreement. No provision of this Agreement may be waived or amended except in a writing signed by both parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

         F. Each party represents and warrants that it will comply with all applicable securities and other laws, rules and regulations relating hereto and that it shall not circumvent or frustrate the intent of this Agreement.

         G. This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

         H. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement.

         I. This Agreement shall be governed by and constructed under the laws of the State of Colorado without regard to such state's conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by parties hereto.

         J. All disputes, controversies or claims ("Disputes") arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty
                  (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Denver, Colorado in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys' fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent


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                  in the English language,  and that the arbitration  proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years, except to the extent
                  public   disclosure  of  such   information   is  required  by
                  applicable securities laws or regulations.

         K. All notices required by the terms of this Agreement shall be in writing and delivered to the other party at the addresses set forth below, either by personal delivery, by a recognized international overnight courier service, or by facsimile or e-mail transmission. Notices will be deemed given as of the date of receipt, which date shall be evidenced by the signature of an authorized representative of the receiving party or by written evidence of a successful transmission of either a facsimile or e-mail message.

                  If to Keating:

                  KEATING SECURITIES, LLC
                  Attn: Timothy J. Keating, President
                  5251 DTC Parkway, Suite 1090
                  Greenwood Village, Colorado  80111-2739
                  (720) 889-0131 telephone
                  (720) 889-0135 fax

                  If to the Company:

                  CENTURY PACIFIC FINANCIAL CORPORATION
                  Attn: Kevin Keating, President
                  936A Beachland Boulevard, Suite 13
                  Vero Beach, Florida, U.S.A 32963
                  (772) 231-7544
                  (772) 231-5947 fax

                  or such other address as indicated by the Company as its primary business address in its SEC filings.

               [Remainder of this page intentionally left blank.]


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         If the  forgoing  correctly  sets  forth the entire  understanding  and agreement between the Company and Keating, please so indicate by executing this Agreement as indicated below and returning an executed copy to Keating together, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

                                        Very truly yours,



                                        KEATING SECURITIES, LLC



                                        By:   /s/ Timothy J. Keating
                                           -------------------------------------
                                              Timothy J. Keating, President



         ACCEPTED AND AGREED TO:

         Century Pacific Financial Corporation


         By:    /s/ Kevin R. Keating
            ----------------------------------
                Kevin R. Keating, President


         Date:  November 22, 2005


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